Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SOTHEBY’S
Sotheby’s, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
A. The original Certificate of Incorporation of the Corporation was filed with the Secretary of the State of Delaware on March 30, 2006.
B. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), and restates, integrates and further amends the provisions of the Corporation’s Certificate of Incorporation. Pursuant to resolutions of the Board of Directors of the Corporation, a special meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the DGCL and the Corporation’s Certificate of Incorporation and By-Laws, at which meeting the necessary number of shares as required by statute were voted in favor of the amendments in this Amended and Restated Certificate of Incorporation.
C. The text of the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:
FIRST. The name of the Corporation is Sotheby’s. The date of filing of its original certificate of incorporation with the Secretary of State of the State of Delaware was March 30, 2006, and the name under which it was originally incorporated was Sotheby’s Delaware, Inc.
SECOND. The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, New Castle County, Delaware, 19808. The name of its registered agent at such address is Corporation Service Company.
THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
FOURTH. (a) The total number of shares of stock that the Corporation shall have authority to issue is 250,000,000, of which 200,000,000 shares, par value $0.01 per share, shall be designated as Common Stock (“Common Stock”), and 50,000,000 shares, par value $0.01 per share, shall be designated as Preferred Stock (“Preferred Stock”).
(b) The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article Fourth, to provide from time to time for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

Exhibit 3.1

The authority of the Board to fix the designation, powers, preferences and rights of the shares of each series and the qualifications, limitations or restrictions thereof shall include, but not be limited to, determination of the following:
(1) the number of shares constituting that series and the distinctive designation of that series;
(2) the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;
(3) whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;
(4) whether that series shall have conversion or exchange privileges, and, if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the Board of Directors shall determine;
(5) whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;
(6) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;
(7) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and
(8) any other relative rights, preferences and limitations of that series.
(c) Each holder of Common Stock shall have one vote for each share thereof held.
FIFTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the By-Laws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any By-Law whether adopted by them or otherwise.
SIXTH. Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.
SEVENTH. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the laws of the State of Delaware as currently in effect or as the same may hereafter be amended. Any amendment, modification or repeal of this Article Seventh shall be prospective only and shall not adversely affect any right or protection of a director of the Corporation that exists at the time of such amendment, modification or repeal.
EIGHTH. The Corporation shall indemnify and hold harmless, including the advancement of expenses, to the fullest extent permitted by applicable law as it currently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans maintained or

Exhibit 3.1

sponsored by the Corporation (a “Covered Person”) (including the heirs, executors, administrators and estate of such Covered Person), against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article Eighth with respect to the Indemnification and advancement of expenses of directors and officers of the Corporation. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person that provide for indemnification greater than or different from that provided in this Article Eighth. No amendment or repeal of this Article Eighth shall adversely affect any right or protection existing hereunder or pursuant hereto immediately prior to such amendment or repeal. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article Eighth or under the applicable provisions of law.
NINTH. No action required to be taken or that may be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, and the power of stockholders to consent in writing without a meeting to the taking of any action is specifically denied.
TENTH. Subject to the rights of holders of shares of any class or series of Preferred Stock in respect of meetings of the holders of such shares, special meetings of stockholders (i) may be called at any time by the Chairman of the Board, if any, the President, the Board of Directors, or a committee of the Board of Directors that has been duly designated by the Board of Directors and whose powers and authority, as expressly provided in a resolution of the Board of Directors, include the power to call such meetings at any time and for any purpose or purposes as shall be stated in the notice of the meeting, and (ii) shall be called by the Secretary of the Corporation upon the written request of one or more holders of record of shares in the aggregate entitled to cast not less than 20% of the votes, subject to and in compliance with this Article Tenth and the Bylaws. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of such special meeting.
IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by the Chief Executive Officer of the Corporation on this February 14, 2019.

By: /s/ Thomas S. Smith, Jr.